Exhibit 99.1

For Immediate Release

Contact:   Shareholder Relations
951-271-4232
shareholderinfo@vineyardbank.com

Vineyard National Bancorp Announces Quarterly Cash Dividend

Corona, California (February 6, 2008) -- Vineyard National Bancorp (NASDAQ:VNBC) (the “company”) today announced that its Board of Directors has declared a quarterly cash dividend of $0.08 per common share, payable on March 14, 2008, to shareholders of record as of February 29, 2008.

Jim LeSieur, interim chief executive officer, said, “As stated in our recent earnings release, the write-down of certain assetshad a significant effect on our 2007 net income; however, we believe the core operations and long-term foundational strength of our company is intact.  The management team is committed to the on-going success and implementation of our strategic objectives, which include reducing the company’s risk profile and enhancing shareholder value.  Although we will continue to assess whether adjustments to potential future dividends are practical, the Board of Directors and management believe the continuation of our quarterly cash dividend at this time is appropriate and a way to show appreciation to our shareholders for their continued support of our efforts.”

The company is a $2.5 million financial holding company headquartered in Corona and the parent company of Vineyard Bank, N.A. (“Vineyard”), 1031 Exchange Advantage Inc., and 1031 Funding & Reverse Corp (collectively, “the exchange companies”). Vineyard, also headquartered in Corona, operates through 16 full-service banking centers and four regional financial centers in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The exchange companies are headquartered in Encinitas, Calif.  The company’s common stock is traded on the NASDAQ Global Market System under the symbol "VNBC." For additional information on the company visit www.vnbcstock.com or for additional information on Vineyard and to access internet banking, please visit www.vineyardbank.com.  For additional information on the exchange companies visit www.1031exchangeadvantage.com.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently unreliable and actual results may vary.  Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.